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TIER TECHNOLOGIES, INC.

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TIER TECHNOLOGIES, INC.
10780 Parkridge Blvd., 4th Floor
Reston, Virginia 20191
Tier Technologies, Inc.’s February 9, 2010 earnings conference call will be available for telephone and website replays at 5 p.m. eastern time on Wednesday, February 10, 2010. A copy of the transcript of the call is attached hereto as Exhibit 99.1. The accompanying slide presentation was furnished by Tier as an exhibit to its Form 8-K filed with the SEC on February 9, 2010.

Tier Technologies, Inc.	TIER	Q1 2010 Earnings Call	Feb. 9, 2010
Company ▲	Ticker▲	Event Type▲	Date▲
     MANAGEMENT DISCUSSION SECTION
Operator: Good afternoon. I would like to welcome everyone to the Tier Technologies First Quarter Earnings Conference Call for Fiscal Year 2010. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. [Operator Instructions]
Thank you. Mr. Guszak, you may begin your conference.
Company Representative
Good afternoon. My name is John Guszak from Tier Technologies, I will be filling in for Liz Bowman, who couldn’t be on the call today. At this time, I would like to welcome everyone to Tier Technologies earnings conference call for the quarter ended December 31, 2009. Today’s call is scheduled for one hour.
After the market closed today, we issued a press release announcing Tier’s financial results for the first quarter ended December 31, 2009. This afternoon, we issued a copy of the text of today’s call, not including the question-and-answer session, and accompanying presentation, which includes charts that will be referenced during this call. A copy of these materials can be found in the Investor Relations section of our website, www.tier.com.
We invite shareholders and analysts who wish to speak to management about the company and its performance to schedule a meeting by contacting our CFO, Ron Johnston, at 571-382-1333, or rjohnston@tier.com. A taped replay of this call will be available on the company’s website beginning Wednesday, February 10, 2010, at 5 PM Eastern Time, until 11:45 PM Eastern Time on February 23, 2010. Alternatively you can hear a replay by dialing 800-642-1687, and entering the conference ID number 54925076.
I want to remind you that various remarks that we make about the company’s future expectations, plans and prospects constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.
The forward-looking statements discussed on this call represent management’s current expectations about the company’s future financial performance based on the information available to us today. This information may change, and our actual results may differ materially from these forward-looking statements. We undertake no obligation to update any such forward-looking statements.
There are numerous risks and uncertainties that affect our business and may affect these statements, including but not limited to; general economic conditions, which affect our financial results in all our markets, which we refer to as verticals including our property tax vertical, The timing and the cost of consolidating our payment processing platforms, failure to achieve anticipated gross margin levels due to unanticipated costs incurred in transaction-based projects. Increasing competition, timing, and the company’s ability to realize revenue from its business development opportunities, changes in laws and government regulatory compliance requirements, ability to attract and retain qualified personnel and other risk factors that are set forth in the company’s SEC filings.
In this call, references to the quarter or the first quarter refer to quarter ended December 31, 2009. Important information, Tier Technologies, Inc., plans to file with the SEC and furnish to its shareholders a proxy statement in connection with its 2010 Annual Meeting and advises its security holders to read the proxy statement relating to the 2010 Annual Meeting when it becomes available because it will contain important information.

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Tier Technologies, Inc.	TIER	Q1 2010 Earnings Call	Feb. 9, 2010
Company▲	Ticker▲	Event Type▲	Date▲
Security holders may obtain a free copy of the proxy statement and other documents, when available, that Tier files with the SEC at the SEC’s website at www.sec.gov. The proxy statement and these other documents may also be obtained for free by Tier by directing a request to Tier Technologies, Inc., attention — Corporate Secretary, Keith Omsberg, 10780 Parkridge Boulevard, fourth floor, Reston, Virginia 20191.
Certain information pertaining — concerning participants, Tier, its Directors and named Executive Officers may be deemed to be participants in the solicitation of Tier’s security holders in connection with its 2010 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Tier’s annual report on Form 10-K for the year-ended September 30, 2009, filed with the SEC on November 10, 2009, as amended by an amendment to the Form 10-K filed with the SEC on January 28, 2010, as well as its upcoming proxy statements for the 2010 annual meeting when available.
To the extent there have been changes to Tier’s Directors and Executive Officers, such changes have been or will be reported on current reports on Form 8-K filed with the SEC. To the extent, holdings of Tier securities have changed since the amounts printed in the amended Form 10-K, such changes have been or will be reflected on Statements of Change in Beneficial Ownership on Form 4 or Form 5 filed with the SEC.
With me on the call are Nina Vellayan, Executive Vice President and Chief Operating Officer; Ron Johnston, Chief Financial Officer; and Keith Kendrick, Senior Vice President of Strategic Marketing. Today’s call will begin with Ron Rossetti, Chairman and Chief Executive Officer. Ron?
Ronald L. Rossetti, Chief Executive Officer and Chairman
Thank you, John. Good afternoon. Let me outline the agenda for this call. First, I will provide a brief update about our upcoming annual meeting, then a review of our financial performance during the first quarter of fiscal year 2010, and then I will provide a strategic update on our progress in biller direct market with our electronic payments solutions, or EPS business. For an update on our progress against our goals, I’ve asked Nina Vellayan, our EVP and COO, to provide details regarding our recent operating results and plans for the immediate future. Next, Ron Johnston will cover our financial results for the quarter. Following Ron’s remarks, I will open the call to your questions.
Let me give you a brief update about our upcoming annual meeting, which is scheduled for April 8, 2010. As you know, the Company and Parthenon Capital have agreed that Zachary Sadek will be included on the Company’s slate for election to the Board at our annual meeting. We filed a Form 8-K announcing that arrangement on January 11. Discovery Group sent us a letter on January 6, notifying us that they might nominate candidates for election to our Board at the annual meeting.
Both the Company and Discovery Group recognize that a proxy contest would be costly and disruptive. We’re talking to Discovery Group about a possible amicable resolution. Given the current status of those talks, I can’t say anything more about this now. We will update you when we can.
I am pleased to report that for the first quarter, Tier has reported positive adjusted EBITDA from continuing operations of 1.3 million, as compared with a loss of 100,000 in the prior year quarter, for an improvement of 1.4 million. Ron Johnston will provide additional information on our use of adjusted EBITDA from continuing operations and other non-GAAP financial measures later on the call.

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Tier Technologies, Inc.	TIER	Q1 2010 Earnings Call	Feb. 9, 2010
Company▲	Ticker▲	Event Type▲	Date▲
Even in these difficult economic conditions, where over 60% of our EPS revenue is directly tied to collecting a portion of the tax due and where we continue to experience revenue declines from prior periods, we believe that our strategy for improved margins is beginning to prove itself. During the quarter, while we increased EPS gross revenue by 3.7 million, or 13.0%, we grew EPS net revenue at a faster rate, an increase of 2.2 million, or 29.2%. Please see chart five.
These improvements are the result of increasing our profitability per transaction and driving substantial growth in the number of transactions we process, while reducing overhead and holding platform costs relatively flat, thereby creating margin expansion in both EPS net revenue and adjusted EBITDA from EPS operations. For the quarter ended December 31, 2009, our EPS transactions grew by 65.0% and our EPS gross margin, gross sales less direct and other costs, increased by 270 basis points.
There are two points about our financial performance I would like to bring to your attention. One, the quality of our earnings is improving; and two, a leverage in our fixed platform is now becoming evident in our financial results.
A greater portion of our adjusted EBITDA from continuing operations is from our EPS business. During the quarter, adjusted EBITDA from EPS operations grew to 773,000 from a loss of one million for the same quarter last year, or an improvement of $1.8 million. Our wind-down operations saw adjusted EBITDA decline from 877,000 in the first quarter of 2009 to 482,000 in this quarter, or a decline of 395,000. Overall, adjusted EBITDA from continuing operations increased 1,255,000 for the quarter, an increase of 1,387,000 over last year’s quarter of which 120% of the improvement is attributable to the growth in our core EPS business.
See chart seven, which provides a breakdown of adjusted EBITDA contribution for the first quarter of fiscal year 2010 and fiscal year 2009.
Leverage on our platform. Our EPS gross revenue grew 13% for the quarter as compared with the prior quarter. Our EPS net revenue for the quarter grew 29%, to 2.2 million over the prior year period. And importantly, adjusted EBITDA from EPS operations grew by 1.8 million.
Stated differently, we delivered 82% of our increase in EPS net revenue through to adjusted EBITDA from EPS operations. This result is proof of our strategy to drive an increasing number of transactions across the fixed cost platform to produce stronger economic performance.
In spite of a difficult economy, we continue to see strong market evidence of the long-term health of the biller direct category. First, as Nina will detail later, we continue to sign new clients at roughly the same pace as we have for the last few years.
Second, our analysis of the bill payment market shows that the bill payment market is approximately 4.5 trillion, or more than 45% or the 9.9 trillion personal consumption expenditures in the United States. Please see chart eight.
Third, independent market research firm AITE recently updated its market assessment for the biller direct market. In chart nine, you can review their forecast, which shows consumer bill payment trends for 2009 through 2012.
Bill payment by mail declines 11 percentage points. Consolidated website payments growing by four percentage points and the biller direct category growing the most from 24% to 31% of all bill payment transactions.
Riding this trend is the desire to maintain the customer relationships, a breadth of payment choices that biller direct channels can provide and certain consumer demographic group that choose to deal directly with those they owe funds rather than trusting their bill payments to a single third party.

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Tier Technologies, Inc.	TIER	Q1 2010 Earnings Call	Feb. 9, 2010
Company▲	Ticker▲	Event Type▲	Date▲
I’ll now turn the call over to Nina Vellayan, who will provide additional information about our activities in sales, marketing and operations.
Nina Vellayan, Chief Operating Officer and Executive Vice President
Thank you, Ron, and good afternoon, everyone. For the rest of fiscal year 2010, we intend to focus on the following key objectives; one, continuing consolidation of our various platforms; two, add new products, payment options and payment channel delivery; three, increase share in the biller direct market; four, maintain financial stability; and five, improve profitability.
We intend to continue with our flat from consolidation effort started in fiscal year 2009. We completed the consolidation of our back-office operations in fiscal year 2009 and the consolidation of our data centers is on schedule.
Our primary data center in Norcross, Georgia is fully operational with our Tulsa sites serving as our disaster recovery site. We have completed successful load tests of our new environment to more than four times our peak volume, and are on schedule to provide an active/active environment in the coming months.
With back-office consolidation complete and our data center consolation on schedule, we are focused on unifying our payment platforms. This process will ultimately result in one payment platform, which will allow us to hold costs relatively fixed while increasing the number of transactions processed.
As a result, we expect that we’ll be able to increase our margin per transaction. The unified platform will also support and accelerate the deployment of new products, payment choices and payment channels. We are targeting most of this effort to be completed during calendar year 2010, and it is this effort that will provide further cost reduction opportunities in calendar year 2011 and beyond.
During the quarter, our sales team began introducing our top clients to our new solutions vision for official payments. This solutions vision provides a broader value proposition for our clients and their customers as we began adding new products, payment choices and payment channels.
Chart 11 provides an overview of our biller direct solutions offering. Our newest payment channel walk-up locations for cash and money order payment of bills offers a new end user options that we anticipate will eventually see 12,000 walk-up locations and open cash acceptance for our billers through official payments for the first time. We believe this is a major opportunity for our clients since approximately 20% of personal consumption expenditures are still paid in cash.
On January 1, 2010, we began acceptance of Bill Me Later with our lead client, the IRS, and we are offering this payment choice to our state and local clients as well. Additional payment choices will be offered to current and new clients throughout this year. We are constantly exploring ways to enhance our payment solutions for our existing clients as well as attracting new clients.
Over the last several months, we have introduced a broad and significant solutions strategy that provides payment services for web, automated interactive voice response or IVR, call center and point-of-sale or POS environment. We offer our clients a front-end platform designed especially for the biller direct market with a single source solution that simplifies electronic payment management.
Our solutions include multiple enhanced payment services, including consolidation — I’m sorry — consolidation of income payments, bill presentment, convenience prepayments, installment payments and flexible payment scheduling. We also offer our clients a range of payment choices including credit and debit cards, electronic check, cash and money orders and emerging payment

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Tier Technologies, Inc.	TIER	Q1 2010 Earnings Call	Feb. 9, 2010
Company▲	Ticker▲	Event Type▲	Date▲
methods to meet the needs of our customer. By utilizing our solutions, clients can reduce, if not eliminate their time and expense devoted to management and expense of payment technology and compliance with PCI data security requirements and other payment industry standards.
An overview of how our front-end platform interfaces with the payment processing industry appears in Chart 11. We have increased resources and marketing programs directed at our fastest growing stronger margin verticals, education and utilities. In education we added Coastal Carolina College in North Carolina, Western University of Health Sciences in California College of the Arts in California. They will begin collecting tuition and fees this spring. We’re continuing the momentum we developed in our utility vertical from last year and signed 24 new municipal utilities during the quarter.
During the quarter we continued our long established leadership in the government vertical, including adding an agreement with Clarke County, Georgia, in Lancaster County Tax Collection in Pennsylvania. Additionally, we have renewed our agreement with the state of Pennsylvania to collect various personal and business taxes and we’re awarded a contract following an RFP process for state tax collections in the State of Illinois. An important statement of confidence by officials in Illinois, a 10-year client of ours.
In total, we added 123 new payment types for the quarter. It is these types of consistent ongoing wins that are driving our diversification and strengthen categories beyond government tax collection. Our market-leading footprint now reaches to all 50 states and the District of Columbia. Our vertical coverage is summarized in Chart 12.
Our success in developing new markets is clearly detailed in Chart 13. Real property tax is now our largest vertical even though we experienced a lower rate of growth in that vertical than in previous years. The continued expansion of our education and utility verticals has established these categories as full scale markets for Tier.
As a part of our strategic review, we committed to shift from a sales to a market-based strategy. We have started an ongoing upgrade of our strategic information system to allow us to establish direct relationships with end users of the company services, allowing us to grow transactions across multiple verticals and deepen the strength of our primary brand, Official Payments.
One of the first areas of focus was to establish direct relationships with end users by introducing expanded My Account functionality and presenting it with the persistent presence throughout our branded website. A screenshot appears in Chart 14.
Performance continues to be strong. In Q1, we added almost 160,000 new accounts, bringing our total end user registrations to more than 1.5 million. Opt-in registrations for direct relationship marketing increased more than 126,000. In the year since the enhanced service and presentation was introduced, our new My Account registrations have increased more than 230% and opt-in registrations by more than 550%.
As we enter the tax season, we are making new investments in online marketing with our strategic partners and in social media through the introduction of the Official Payments blogspot.
With the current marketing conditions, financial stability is critical for the success of any company. Tier is dedicated to pursuing profitable growth. Growth in some areas include additional cost attributes through acquisition or expenses to enhance processing technology. Investments are carefully analyzed before we commit funds to any new internal or external opportunity.
All of the key objectives above are directed towards our overriding goal to reach and continuously increase the profitability of Tier. I look forward to addressing your questions later on in this call. For now, I’ll turn the call over to Ron Johnston to discuss the first quarter financial results.

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Tier Technologies, Inc.	TIER	Q1 2010 Earnings Call	Feb. 9, 2010
Company▲	Ticker▲	Event Type▲	Date▲
Ronald W. Johnston, Chief Financial Officer
Thank you, Nina. Results from continuing operations for the quarter reflected total revenues of 38.8 million, up 10.2% from the same quarter last year. During the quarter, we processed over $2.2 billion of payments, which represented a 23.8% increase versus the same quarter last year. This increase was driven by a 65% increase in transaction volume.
EPS gross revenue for the quarter was 31.9 million. Revenue growth of 13% in EPS was driven by increases in payments processed for educational institutions and the continued effect of the ChoicePay acquisition. Gross margin for continuing operations, which we calculate by subtracting our direct costs from our gross revenues, was 26.5% for the first quarter, which was 1.9% higher than the same quarter last year. Gross margin in our EPS business was 25.3%, up approximately 270 basis points from the same period last year.
General and administrative expenses for continuing operations were 6.3 million for the quarter, down 9.1% compared to the same quarter last year. The decrease in G&A was attributable primarily to cost reduction actions, partially offset by the addition of the ChoicePay operations and for strategic spending on production platform redesign and enhancement.
Selling and marketing expenses were $1.6 million for the quarter, up 21.7%, primarily due to one-time benefits from compensation plan adjustments initiated in the first quarter of last year.
Our consolidated net loss per fully diluted share in the quarter was $0.04 compared to a loss of $0.26 per fully diluted share in the same quarter last year. A consolidated statement of operations appears in chart number 15.
We define EPS gross revenue as revenue from continuing operations less revenue from our wind-down operations, and EPS net revenue as revenue from continuing operations less revenue from our wind-down operations, discount fees, processing and interchange costs. Chart five provides a reconciliation of revenue from continuing operations to EPS gross revenue and EPS net revenue for the three months ended December 31, 2009 and 2008.
We define adjusted EBITDA from continuing operations as net income from continuing operations before interest expense, net of interest income, income taxes, depreciation and amortization, and stock-based compensation in both equity and cash, and adjusted EBITDA from EPS operations as net income from our EPS business before interest expense, net of interest income, income taxes, depreciation and amortization, and stock-based compensation in both equity and cash. Chart six and seven provide a reconciliation of net income from continuing operations to adjusted EBITDA from continuing operations and adjusted EBITDA from EPS operations for the three months ended December 31, 2009 and 2008.
EPS gross revenue, EPS net revenue, adjusted EBITDA from continuing operations, and adjusted EBITDA from EPS operations are non-GAAP financial measures. Please see charts five, six, and seven for the supporting financial schedules and reconciliation to GAAP figures.
Tier’s management believe these non-GAAP financial measures are useful for evaluating performance against peer companies within our industry and provide investors with additional transparency to financial measures used by management in its financial and operational decision-making. Non- GAAP financial measures should not be considered as a substitute for the reported results prepared in accordance with GAAP. Tier’s definitions used to calculate non-GAAP financial measures may differ from those used by other companies. We have compared our definitions to other public companies and have found ours to be generally consistent.

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Tier Technologies, Inc.	TIER	Q1 2010 Earnings Call	Feb. 9, 2010
Company▲	Ticker▲	Event Type▲	Date▲
Turning to the balance sheet, our cash and marketable securities balance at December 31, 2009, was $65.1 million. The balance sheet appears in chart 16. The company’s head count at December 31, 2009, was 209 full-time employees, and there were various contractors providing services totaling 27 individuals.
Lastly, I want to mention that our Form 10-Q will be filed before the market opens tomorrow with the Securities and Exchange Commission. We encourage all of you to review the statements and notes in order to better understand our current operations.
Now, Ron Rossetti has a few concluding remarks.
Ronald L. Rossetti, Chief Executive Officer and Chairman
Thank you, Ron. Looking ahead, we continue our policy of not providing guidance on net revenue — on revenue growth.
While we are providing revenue or earnings guidance for fiscal year 2010, we do expect to see transaction growth to 20 million transactions, an increase of about 5 million transactions or approximately 33%. Chart 17 offers an overview of our historical EPS revenue and transaction trends.
Our federal and state and local tax-based business, which still represent more than 60% of our business, have experienced low to negative growth for more than a year, which is a departure from prior years. This reduced growth has come in spite of the increase in the number of tax forms processed, an increase in the number of new government clients, and the introduction of additional payment options. We expect this softness to continue until the general economic environment improves, or tax rates are increased by legislative bodies, or both.
As you reflect on our progress against our strategy, I would urge each of you to consider the following. Nina’s comment that as we complete our new platform, we expect to have a fixed cost base over which to drive an ever increasing number of transactions, thus improving our margin contribution. Our results during the last several quarters testify to this point. We are now at an inflection point where we believe a substantial portion of our incremental net revenue over our break even point, after interchange and processing expenses, will fall directly to the bottom line.
In combination with platform cost reductions, we continue to seek additional areas of other cost efficiencies throughout the company. We have focused our sales and marketing programs to continue our leadership position in the government segment while accelerating our growth in our non-government verticals to diversify and strengthen the long-term health of Tier.
This point could not be clearer than to note that in spite of the decline in our government-based business, which was affected by unprecedented economic times, our company was able to grow EPS net revenue and improve operating margins greater than our gross sales increase. That is precisely the commitment management made to our investors when we embarked on this strategy in 2007. A return to normalcy in the government markets should only enhance your investment.
I and the team on this call believe the initiatives that we are pursuing offer the best means for increasing long-term value for all of our shareholders.
Company Representative
The operator will now turn the call over for questions and answers.

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Tier Technologies, Inc.	TIER	Q1 2010 Earnings Call	Feb. 9, 2010
Company▲	Ticker▲	Event Type▲	Date▲
QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions]. Thank you. Our first question is from the line of Brett Huff with Stephens, Inc.
<Q — Brett Huff>: Good afternoon, and congrats on a nice transaction growth quarter.
<A — Ronald Rossetti>: Thank you, Brett.
<Q — Brett Huff>: The first question is you talked a little bit about a mix shift where your average tran or your — the numbers of trans was substantially higher than we modeled, and so the average ticket was lower, and you had kind of a shift away. I think you mentioned a continued decline in the ticket size in the transactions for tax, but then an increase in the transactions in education and the utilities.
Could you just talk in a little bit more detail on that? Just how big the downdraft was this quarter in the former and how big the uptick was in the quarter?
<A — Ronald Rossetti>: Ron, you want to take a shot at that?
<A — Ronald Johnston>: How are you, Brett?
<Q — Brett Huff>: Good. How are you?
<A — Ronald Johnston>: Well, thank you. Average payment sizes in the areas of taxes increased both in the federal and in the state as well as in the property taxes, and those were offset by increases in our higher education and also in the personal property taxes. The volume increases, as you mentioned, were substantial. And the number of transactions increased in the quarter by some 60%, 65%. And those transactions were principally in the growth — the big growth in transactions came in the areas of real property tax, although the payment size was down, and in utilities, obviously, with the impact not only of our own internal growth, but also with the addition of the ChoicePay acquisition, and in the higher education arena.
<A — Ronald Rossetti>: What we’re seeing, Brett, across the board in the tax area, is we’re still seeing increases in transactions, but we’re seeing significant decreases in average dollars, and that’s just indicative of the economic crisis that’s going on.
And then as we start to drive in other verticals, particularly utilities and some of the other areas that we’re moving into, we’re seeing substantially higher transaction volume at a very, very low dollar average ticket. But as I told you — as I’ve said in prior calls, the gross margin percentage of those transactions is going up.
So when you get into the tax area, you’re dealing with very high dollar transactions and dollar profitability per transaction, versus in the other transactions, you’re dealing with a lower dollar profitability per transaction but a substantially higher percentage. And in some cases where we’re dealing in transactions where we’re not taking in the interchange and we’re really on a net pricing basis, so that all we’re doing is charging a transaction fee, you’re seeing 90, 95% of that transaction fall into net revenue, and then depending upon what kind of service we need, fall into gross margin.
So it’s the shift away from a percentage-based tax — and I won’t say a shift away, that’s the wrong term. It’s increasing other verticals, which do not have the nature of the tax vertical, which is a percentage of the taxes collected. The tax dollars are high. The gross margin percentage is lower. And the dollars — our profitability per transaction are higher. Whereas we move into the other verticals, we see substantially greater transaction volume and a substantially higher percentage

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Tier Technologies, Inc.	TIER	Q1 2010 Earnings Call	Feb. 9, 2010
Company▲	Ticker▲	Event Type▲	Date▲
gross margin. And the blending of those two mixes are what you’re seeing in the financials. Did I explain myself...
<Q — Brett Huff>: Yes, that’s helpful. And sort of a related number and, if you could give it to us, and you’ve mentioned in the past is, could you give us a sense of the total organic transactions, if you said let’s set aside ChoicePay, because I still think those organic numbers should be pretty positive?
<A — Ronald Rossetti>: I don’t have that number in front of me. Ron, do you have that number?
<A — Ronald Johnston>: I don’t have that broken down in that fashion, Bret, but I would be happy to get back to you.
<Q — Brett Huff>: That would be helpful. And then the last question, can you just give us the differentiation or the delta between the G&A specifically in EPS, the EPS segment last quarter, so the September quarter, versus the G&A for the EPS segment this quarter. It was meaningfully up, and I think what I heard you say is there was some strategic spend on the platform as you guys are continuing work on that. Is that the primary difference? Or are there other things in there that we should note that are one-time or that are different from the past?
<A — Ronald Rossetti>: There are some other one-time differences which we don’t detail, so that the — part of the G&A is an increase in platform consolidation expense. But we have a number of things that were timing issues that fell into the first quarter.
<Q — Brett Huff>: All right. I’ll get back in the queue. Thank you.
Operator: Thank you. [Operator Instructions]. Your next question is from the line of Gary Prestopino from Barrington Research.
<Q — Gary Prestopino>: Hey, good afternoon, everyone.
<A — Ronald Rossetti>: Hi, Gary, how are you doing?
<Q — Gary Prestopino>: Good. If we could just turn to chart five, and this increase in the EPS net revenue relative to the gross revenues is pretty impressive. And I guess what I want to get a feel for is how much of that is related to mix between credit versus debit, cards versus ACH? How much of that is really related to efficiencies that you’re driving? Is there any way to measure that for us?
<A — Ronald Rossetti>: Well, we don’t give out that information in detail, Gary, but it’s a — but it’s a combination of all of those. It’s a combination of a reduction in costs, now variable costs in processing. It’s a comb — which occur from reduced processing costs because of the volume we’re getting, we’re able to achieve greater reductions there, and it’s a — a lot of it comes from switch in payment types moving from credit to debit.
Alternative methods, and then there is also a shift in the type of volume. We see a substantially higher net revenue number per transaction or, as I told you, as a percentage, in our newer verticals of utilities and higher ed than we see in the higher verticals of government.
We also, as we move out of the pure income tax area and more into the fees area, we see the same — the same situation where we’re seeing dollar — lower dollar transactions — lower dollar revenue per transactions, substantially higher transactions, substantially higher gross percentage, and all of those, the blend of those affect your net revenue. It’s a combination of all of that. And we see this — and we see this continuing for some time.

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Tier Technologies, Inc.	TIER	Q1 2010 Earnings Call	Feb. 9, 2010
Company▲	Ticker▲	Event Type▲	Date▲
<Q — Gary Prestopino>: Do you think it’s a, it’s just a function of that you’re going into a different markets where people are not using credit cards as much or do you think it’s a secular shift in that people are just paying more things, paying their bills, out of cash or cash-like transactions, rather than using their cards?
<A — Ronald Rossetti>: It’s both. It’s no question, debit has for the first time surpassed credit. I can’t remember whether it was six months ago or whatnot, but it’s — the debits have surpassed credit, and part of it I think is the economy and part of it is the, you know, people watching their credit card balances.
But what we have seen, I think, is pretty much standard in the industry, that the — you move from expensive card, i.e., American Express, which is, everybody knows — down to your low-end debit card, as the dollar of the transaction reduces. So, there’s a direct relationship between the size of the payment that is being made — and it’s across everything. I even think it fits in the retail market. So that the more — the higher the transaction dollar — I don’t care whether you’re buying something at Bloomingdale’s or Bergdorf Goodmans or you’re buying something at Kmart — as the transaction changes people tend to use a less expensive card moving all the way down to debit. And is there a direct correlation? No. But there is a definite correlation.
<Q — Gary Prestopino>: Okay. Well, that’s positive for you. And then, I guess, as I look at this change in adjusted EBITDA, it was 1.78 million on a 2.16 million increase in net revenues. I mean, that’s an 82% conversion rate on EBITDA. Is that unrealistic to assume going forward that as you get increases in net revenues that you would have an 82% conversion ratio on adjusted EBITDA with any increase?
<A — Ronald Rossetti>: Well, now you’re asking me to give you some forward information which I told you in the beginning, we wouldn’t.
<Q — Gary Prestopino>: Oh, no, I’m not asking that. What I’m just trying to get at here is that, with all that you’ve done with the Company in terms of cutting overhead, you’re still integrating platforms, et cetera, et cetera, can we expect very high conversion ratios on incremental net revenues going forward?
<A — Ronald Rossetti>: Yes. I wouldn’t extrapolate 82%, but you’re certainly going to see very, very high drop as a matter of fact, and we see this not only for the next couple of quarters, we see this occurring well into 2011.
<Q — Gary Prestopino>: Okay. That’s great. And then last question, I’ll let somebody else go. This whole new walk-up locations that you’re talking about; 12,000 walk-up locations. I mean what does that involve? Are you aligning yourself with some entity that other than the entity that you’re paying the bills directly to, to get 12,000 locations?
<A — Ronald Rossetti>: Yes, we are, and why don’t I let Nina get a little more detail into that and explain to you who we’re working with in those areas.
<Q — Gary Prestopino>: Okay, thank you.
<A — Nina Vellayan>: Hey, Gary. As I said in prior discussions, with the walk-up channels that we have is through our partnerships with Cardtronics and VCom through the 7-Eleven. So, it’s all -
<Q — Gary Prestopino>: Hi, Nina. Okay.
<A — Nina Vellayan>: How are you? It’s all of those kiosks. It’s also through the ACE Cash locations that you’re seeing across the United States, and through IPP, which is, In Person Payment. So these are partners that we’ve interfaced with, with their brick-and-mortar locations for

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Tier Technologies, Inc.	TIER	Q1 2010 Earnings Call	Feb. 9, 2010
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a consumer to be able to go into those particular locations with our billers interface, where they can actually use cash or money in order to make a payment.
We’re also adding other partners as we speak. There’s three or four others that Keith and I are engaged with right now. So, I mean, we plan on expanding that partnership reach as quickly as we can.
<Q — Gary Prestopino>: When will you hit this 12,000 walk-up locations, or are you there?
<A — Nina Vellayan>: Well, right now the interface with the partnerships are there. And what we’re doing, as I was saying, as part of my comments, is we’re putting together a pretty detailed product launch to open up that channel to our state and local clients as well as the utilities that we have currently utilizing it. So, we’re going through that process today.
The 12,000, we’ve got a good portion of them enabled. We’re doing it very targeted, based upon the billers that we’re bringing on, depending upon the locations and working with the partners very, very closely. But we’re in full force. I mean, we hope to have a good portion, as we said, of these locations available by the end of this calendar year.
<Q — Gary Prestopino>: Okay. Thank you.
<A — Nina Vellayan>: You’re welcome.
<A — Ronald Rossetti>: Just a little addition on that, Gary. You know, we’ll be in every 7-Eleven, every Wal-Mart. And one of the advantages to the government clients are people who come in on tax day. You get into some parts of the country and the line isn’t just behind the counter, it goes out the door and around the block, and they want to reduce locations where they have to collect cash.
And so the ability of saying, you’ve got 7/24, you can go into any Wal-Mart, any ACE Cash, any IPP location, and pay, is a real advantage for them, an advantage for the customers. And it reduces cost of having to collect that at the window.
<Q — Gary Prestopino>: Thanks.
Operator: Thank you. [Operator Instructions] And I am showing no further questions.
Company Representative
Okay. This will conclude our call so I just have one concluding remark. As I mentioned at the beginning of this call, a copy of the text of this call and accompanying charts are posted in the Investor Relations section of our website, at www.tier.com. We invite shareholders and analysts who wish to speak to management about the Company and its performance to schedule a meeting by contacting our CFO, Ron Johnston at 571-382-1333, or rjohnston@tier.com.
Thank you. This will conclude our earnings release call for the first quarter of fiscal year 2010 for Tier Technologies.
Operator: Thank you for your participation in today’s conference call. You may now disconnect.

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